Matria Healthcare, Inc. and Subsidiaries
Computation of Earnings (Loss) per Share
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Basic
Net earnings
Continuing operations	$4,532	$1,602	$12,782	$2,504
Discontinued operations	18,186	4,835	22,084	12,813
Net earnings available to common shareholders	$22,718	$6,437	$34,866	$15,317

Shares:
Weighted average number of common shares outstanding	21,041	20,632	20,957	18,136

Net earnings per common share:
Continuing operations	$0.22	$0.08	$0.61	$0.14
Discontinued operations	0.86	0.23	1.05	0.70
	$1.08	$0.31	$1.66	$0.84

Diluted
Net earnings available to common shareholders	$22,718	$6,437	$34,866	$15,317

Shares:
Weighted average number of common shares outstanding	21,041	20,632	20,957	18,136
Shares issuable from assumed exercise of options and purchases under employee stock purchase plan	513	1,096	687	1,057
	21,554	21,728	21,644	19,193

Net earnings per common share:
Continuing operations	$0.21	$0.07	$0.59	$0.13
Discontinued operations	0.84	0.23	1.02	0.67
	$1.05	$0.30	$1.61	$0.80